Exhibit 5

LETTER HEAD OF McDONALD CARANO WILSON LLP
November 2, 2005

Defense Industries International, Inc.
8 Brisel Street
Industrial Zone
Sderot, Israel

Re:	Registration Statement/Form SB-2

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form SB-2 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of an aggregate of 3,911,158 shares of $0.0001 par value common stock (the “Common Stock”) of Defense Industries International, Inc., a Nevada corporation (the “Company”), consisting of 1,833,334 shares of the Company’s Common Stock (the “Shares”), 547,500 shares of Common Stock issuable upon exercise of warrants (the “Warrant Shares”), 1,368,191 shares of Common Stock issuable under certain circumstances in the event of a decrease in the share price of the Common Stock (the “Price Protection Shares”), 82,133 shares of Common Stock to be issued as finder’s fees (the “Finder’s Fee Shares”), and 80,000 shares of Common Stock issuable upon exercise of warrants to be issued as finder’s fees (the “Finder’s Fee Warrant Shares”), all in accordance with that certain Securities Purchase Agreement, dated as of June 15, 2005 (the “Purchase Agreement”), by and among the Company and the Buyers listed on the signature page thereto. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Purchase Agreement.

        As your special Nevada counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the authorization of the issuance of the Shares, and such documents and questions of law as we have deemed necessary and appropriate for the purposes of the opinions set forth below.

November 2, 2005

        In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such other parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such other parties, and that such agreements or instruments are the valid, binding, and enforceable obligations of such other parties.

        As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and public officials delivered to us by the Company in connection with the Purchase Agreement, including, without limitation, resolutions of the Board of Directors of the Company regarding the adequacy of consideration received for the Common Stock, and have assumed that such certificates of officers of the Company and public officials are true and correct as of the date hereof. We have further assumed that all of the shares of the Company’s Common Stock have been or will be, as the case may be, issued in accordance with the registration or qualification provisions of the 1933 Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom. We have not acted as the Company’s counsel with regard to any federal or state securities matters and, therefore, we are not giving an opinion as to the Company’s compliance with any state or federal securities laws, rules or regulations, including Nevada Blue Sky laws, in connection with the Purchase Agreement.

        Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

    1.        When issued and delivered to the Buyers in accordance with the provisions of the Purchase Agreement, and upon receipt by the Company of full payment of the purchase price therefor as provided in the Purchase Agreement, the Shares will be validly authorized and issued, fully paid and non-assessable.

    2.        When issued and delivered to the Buyers in accordance with the provisions of the Purchase Agreement, and upon receipt by the Company of full payment of the purchase price therefor as provided in the Purchase Agreement, the Warrant Shares issuable upon exercise of the warrants applicable thereto, all in accordance with the applicable terms of such warrants, when and if issued, will be validly issued, fully paid and non-assessable.

November 2, 2005

    3.        When and if issued and delivered to the Buyers in accordance with the provisions of the Purchase Agreement, the Price Protection Shares and Finder’s Fee Shares will be validly issued, fully paid and non-assessable.

    4.        When and if issued and delivered to the Buyers in accordance with the provisions of the Purchase Agreement, the Finder’s Fee Warrant Shares issuable upon exercise of the warrants applicable thereto, all in accordance with the applicable terms of such warrants, will be validly issued, fully paid and non-assessable.

        We are licensed to practice law only in the State of Nevada and our opinions are therefore limited only to matters of Nevada law, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely, /s/ McDONALD CARANO WILSON LLP McDONALD CARANO WILSON LLP